Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

3D Systems Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify that:

FIRST:           At a meeting of the Board of Directors of the Corporation (the “Board”), the terms and provisions of this Certificate of Amendment were duly approved by the Board by the adoption of resolutions setting forth the amendments contained herein, declaring such amendments to be advisable and authorizing submission of such amendments to the stockholders of the Corporation for approval at the 2004 annual meeting of stockholders.

SECOND:                                            Pursuant to resolution of the Board, the annual meeting of stockholders of the Corporation was duly called and held on May 19, 2004, upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute and the Corporation’s Certificate of Incorporation were voted in favor of the amendments to the Corporation’s Certificate of Incorporation set forth herein.

THIRD:       Article Fifth of the Certificate of Incorporation is hereby amended and restated as follows:

“FIFTH:                                                      Except and to the extent designated with respect to the Preferred Stock, all rights to vote and all voting power shall be vested in the Common Stock and the holders thereof shall be entitled at all elections of directors to one (1) vote per share.”

FOURTH:                                           Article Sixth of the Certificate of Incorporation is hereby amended and restated as follows:

“SIXTH:                                                   Each director, other than those who may be elected by the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation, shall hold office until a successor is elected at the next succeeding annual meeting of stockholders and qualified or until such director’s earlier death, resignation or removal.  Regardless of the foregoing sentence, in the case of directors designated as Class I directors elected at the annual meeting of stockholders held in 2003, such directors shall hold office until a successor is elected at the annual meeting of stockholders held in 2006 and qualified or until such director’s earlier death, resignation or removal, and in the case of directors designated as Class II directors elected at the annual meeting of stockholders held in 2004, such directors shall hold office until a successor is elected at the annual meeting of stockholders held in 2007 and qualified or until such director’s earlier death, resignation or removal, and in the case of directors designated as Class III directors elected at the annual meeting of stockholders held in 2002, such directors shall hold office until a successor is elected at the annual meeting of stockholders held in 2005 and qualified or until such director’s earlier death, resignation or removal.  Any vacancy on the Board of Directors, howsoever resulting, shall be filled according to the terms specified in the Bylaws of the Corporation.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series thereof of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to the second paragraph of Article FOURTH applicable thereto.”

FIFTH:          Article Seventh of the Certificate of Incorporation is hereby amended and restated as follows:

“SEVENTH:                                Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall otherwise provide.”

SIXTH:        Article Tenth of the Certificate of Incorporation is hereby amended and restated as follows:

“TENTH:                                                In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the Bylaws of the Corporation.”

SEVENTH:                                      Article Eleventh of the Certificate of Incorporation is hereby amended and restated as follows:

“ELEVENTH:                      The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.”

EIGHTH:                                                This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

NINTH:      This Certificate of Amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 19th day of May, 2004.

3D SYSTEMS CORPORATION,
a Delaware corporation

By:	/s/ Robert M. Grace, Jr.
Robert M. Grace, Jr.
Vice President, General Counsel and Secretary